UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 17, 2003

                                   XDogs, Inc.
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             (Exact name of registrant as specified in its charter)

            NEVADA                   1-12850                     84-1168832
 ---------------------------        ----------                -----------------
(State or other jurisdiction       (Commission               (IRS Employer
         of incorporation)         File Number)              Identification No.)


                        126 North Third Street, Suite 407
                          Minneapolis, Minnesota 55401
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                    (Address of principal executive offices)

        Registrant's telephone number, including area code (612) 359-9020


           ----------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events

On November 17, 2003 we signed a non-binding letter of intent to acquire the business and operations of StravinSOFT, Incorporated ("StravinSOFT"), a Dallas, Texas, based, provider of Business and Custom Solutions and Best in Class Data Transmission and File Maker Application Software.

XDOGS (or a newly formed subsidiary of XDOGS formed for the purpose of the Transaction also referred to herein as XDOGS) will issue and deliver to StravinSOFT up to Sixty Million (60,000,000) shares of its duly authorized common stock free and clear of all liens, claims and encumbrances in exchange for either (a) all of the issued and outstanding capital stock of StravinSOFT (the "StravinSOFT Stock"), or (b) all of the assets (whether tangible or intangible) necessary for, used in or useful to StravinSOFT's operations (the "StravinSOFT Assets"). Upon closing of the Transaction, XDOGS would acquire the StravinSOFT Stock or the StravinSOFT Assets free and clear of all claims, liens or encumbrances of any kind except for those liabilities of StravinSOFT which, after completion of due diligence, XDOGS expressly agrees to assume (the "Assumed Liabilities"). StravinSOFT, or its stockholders as the case may be, would remain responsible for all other liabilities. XDOGS and StravinSOFT contemplate a one for one share exchange, with StravinSOFT shareholders receiving fifty percent (50%) of the new entity. The transaction is subject to the negotiation of a definitive merger agreement and completion of our due diligence investigation of StravinSOFT's business and assets. We cannot assure that we will successfully negotiate and consummate the merger or ever be profitable.

Item 7.  Exhibits

10.2 Letter of Intent dated November 14, 2003 between the Company and StravinSOFT. LLC.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            XDOGS, INC.

                                            By:  /s/  Kent A. Rodriguez
                                               --------------------------------
                                                      Kent A. Rodriguez,
                                                      President and
                                                      Chief Executive Officer